UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): March 26, 2009
NOBLE CORPORATION
(Exact name of registrant as specified in its charter)

SWITZERLAND	001-31306	Applied for

(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation or Organization)	Number)	Identification No.)

13135 South Dairy Ashford, Suite 800
Sugar Land, Texas	77478

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 276-6100
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities
Item 3.03 Material Modification to Rights of Security Holders
Item 5.01 Changes in Control of Registrant
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-3.1
EX-3.2
EX-10.1
EX-10.2
EX-10.3
EX-99.1

Item 3.02 Unregistered Sales of Equity Securities
     On March 26, 2009, pursuant to the previously announced Agreement and Plan of Merger, Reorganization and Consolidation, dated as of December 19, 2008 (as amended, the “Merger Agreement”), among Noble Corporation, a Cayman Islands company (“Noble-Cayman”), Noble Corporation, a Swiss corporation (“Noble-Switzerland”), and Noble Cayman Acquisition Ltd., a Cayman Islands company and a wholly-owned subsidiary of Noble-Switzerland (“Noble-Acquisition”), Noble-Cayman merged by way of schemes of arrangement under Cayman Islands law (the “Schemes of Arrangement”) with Noble-Acquisition, with Noble-Cayman as the surviving company (the “Transaction”). Under the terms of the Schemes of Arrangement, each holder of Noble-Cayman ordinary shares outstanding immediately prior to the Transaction received, through an exchange agent, one Noble-Switzerland registered share in exchange for each outstanding Noble-Cayman ordinary share, and Noble-Cayman received, through an exchange agent, a number of newly issued Noble-Cayman ordinary shares equal to the number of Noble-Cayman ordinary shares outstanding immediately prior to the Transaction.
     In connection with the Transaction, Noble-Switzerland issued a total of 261,245,693 Noble-Switzerland registered shares to the holders of ordinary shares of Noble-Cayman immediately prior to the effective time of the Transaction. The terms and conditions of the issuance and exchange of the Noble-Switzerland registered shares were sanctioned by the Grand Court of the Cayman Islands, after a hearing upon the fairness of such terms and conditions at which all Noble-Cayman shareholders had a right to appear and of which adequate notice had been given. The issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 3(a)(10) of the Securities Act.
     Noble-Switzerland also issued 15 million Noble-Switzerland registered shares to Noble-Cayman in connection with the Transaction. The issuance was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act.
     The description of the Transaction under Item 8.01 is incorporated by reference herein.
Item 3.03 Material Modification to Rights of Security Holders
     The description of the Transaction under Items 3.02 and 8.01 are incorporated by reference herein.
Item 5.01 Changes in Control of Registrant
     The description of the Transaction under Items 3.02 and 8.01 are incorporated by reference herein.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     As of March 27, 2009, after the completion of the Transaction and pursuant to the terms of the Merger Agreement and Noble-Switzerland’s articles of association and by-laws, Noble-Switzerland’s board of directors consists of eight members, divided into three classes designated Class I, Class II and Class III. The directors are:

     Class I — Terms Expiring 2009
•	Julie H. Edwards

•	Marc E. Leland

•	David W. Williams
     Class II — Terms Expiring in 2010
•	Michael A. Cawley

•	Luke R. Corbett

•	Jack E. Little
     Class III — Terms Expiring in 2011
•	Lawrence J. Chazen

•	Mary P. Ricciardello
     As of March 27, 2009, after the completion of the Transaction, the committees of the board of directors of Noble-Switzerland were constituted as follows:
     Audit Committee
•	Michael A. Cawley

•	Lawrence J. Chazen

•	Luke R. Corbett

•	Mary P. Ricciardello
     Compensation Committee
•	Julie H. Edwards

•	Marc E. Leland

•	Jack E. Little
     Nominating and Governance Committee
•	Michael A. Cawley

•	Julie H. Edwards

•	Marc E. Leland

As of March 27, 2009, after the completion of the Transaction and pursuant to the terms of the Merger Agreement, the following individuals serve as executive officers of Noble-Switzerland: David W. Williams, President and Chief Executive Officer; Julie J. Robertson, Executive Vice President and Corporate Secretary; Thomas L. Mitchell, Senior Vice President, Chief Financial Officer, Treasurer and Controller; and William E. Turcotte, Senior Vice President and General Counsel.

Indemnity Agreements
     On March 27, 2009, pursuant to the Merger Agreement, Noble-Switzerland entered into an indemnity agreement with each director and executive officer of Noble-Switzerland. Each indemnity agreement provides that Noble-Switzerland will advance expenses to, and indemnify, the applicable director or executive officer to the fullest extent allowed under applicable law. Each indemnity agreement also establishes guidelines as to the defense and settlement of claims by the parties.
     The following generally are excluded from coverage under the indemnity agreements:
•	claims brought or made by the director or executive officer against Noble-Switzerland;

•	proceedings in which the director or executive officer is found, in a final judgment or decree of a court or governmental administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties; and

•	liability under Section 16(b) of the Securities Act.
     The foregoing summary of the indemnity agreements is qualified in its entirety by reference to the full text of the form of indemnity agreement, which is filed herewith as Exhibit 10.1 and incorporated by reference herein.
Change of Control Employment Agreements
     On March 27, 2009, pursuant to the Merger Agreement, Noble-Switzerland assumed Noble-Cayman’s guarantee obligations of each of the amended and restated change of control employment agreements between a subsidiary of Noble-Cayman and certain executive officers and key employees of Noble-Switzerland and/or its subsidiaries. Also pursuant to the Merger Agreement, such change of control employment agreements were amended to, among other things, provide that the agreements shall become effective after a “change of control” (as defined below) of Noble-Switzerland rather than a “change of control” of Noble-Cayman.
     Under the assumption agreement, Noble-Switzerland irrevocably and unconditionally guarantees, as primary obligor, the due and punctual performance by each subsidiary that is a party to a change of control employment agreement of such subsidiary’s agreements and obligations under such change of control employment agreement.
     Each change of control employment agreement provides that if the officer’s employment is terminated within three years after a change of control or prior to but in anticipation of a change of control, either (1) by us for reasons other than death, disability or “cause” (as defined below) or (2) by the officer for “good reason” (which term includes a diminution of responsibilities or compensation) or upon the officer’s determination to leave without any reason during the 30-day period immediately following the first anniversary of the change of control, the officer will receive or be entitled to the following benefits:
•	a lump sum amount equal to the sum of (i) the prorated portion of the officer’s highest bonus paid either in the last three years before the change of control or for the last completed fiscal year after the change of control (the “Highest Bonus”), (ii) an amount equal to 18 times the highest monthly COBRA premium (within the meaning of Section 4980B of the U.S. Internal Revenue Code of 1986, as amended, the “Code”)) during the 12-month period preceding the termination of the officer’s employment, and (iii) any accrued vacation pay, in each case to the extent not theretofore paid (collectively, the “Accrued Obligations”);

•	a lump sum payment equal to three times the sum of the officer’s annual base salary (based on the highest monthly salary paid in the 12 months prior to the change of control) and the officer’s Highest Bonus (the “Severance Amount”);

•	welfare benefits for an 18-month period to the officer and the officer’s family at least equal to those that would have been provided had the officer’s employment been continued. If, however, the executive becomes reemployed with another employer and is eligible to receive welfare benefits under another employer provided plan, the welfare benefits provided by Noble-Switzerland and its affiliates would be secondary to those provided by the new employer (“Welfare Benefit Continuation”);

•	a lump sum amount equal to the excess of (i) the actuarial equivalent of the benefit under the qualified defined benefit retirement plan of Noble-Switzerland and its affiliated companies in which the officer would have been eligible to participate had the officer’s employment continued for three years after termination over (ii) the actuarial equivalent of the officer’s actual benefit under such plans (the “Supplemental Retirement Amount”);

•	in certain circumstances, an additional payment in an amount such that after the payment of all income and excise taxes, the officer will be in the same after-tax position as if no excise tax under Section 4999 (the so-called Parachute Payment excise tax) of the Code, if any, had been imposed (the “Excise Tax Payment”);

•	outplacement services for six months (not to exceed $50,000); and

•	the 100 percent vesting of all unvested stock options granted or restricted stock awarded under the 1991 Stock Option and Restricted Stock Plan and any other similar plan.
     In addition, with respect to options to purchase Noble-Switzerland registered shares (whether or not such options are exercisable) held by the officer, the officer shall have the right, during the 60-day period after the termination of the officer’s employment, to elect to surrender all or part of the options the officer holds in exchange for a cash payment by Noble-Switzerland to the officer in an amount equal to the number of Noble-Switzerland registered shares subject to the officer’s options multiplied by the excess of (x) over (y), where (x) equals the average of the reported high and low sale price of a Noble-Switzerland registered share in any transaction reported on the New York Stock Exchange on the date of the officer’s election, and (y) equals the purchase price per share covered by the option.
     A “change of control” is defined in the change of control employment agreement to mean:
•	the acquisition by any individual, entity or group of 15 percent or more of the Noble-Switzerland’s outstanding registered shares (excluding treasury shares), but excluding any acquisition directly from Noble-Switzerland or by Noble-Switzerland, or any acquisition by any corporation pursuant to a reorganization, merger, amalgamation or consolidation if the conditions described below in the third bullet point of this definition are satisfied;

•	individuals who constitute the incumbent board of directors (as defined the change of control employment agreement) of Noble-Switzerland cease for any reason to constitute a majority of the board of directors;

•	consummation of a reorganization, merger, amalgamation or consolidation of Noble-Switzerland, unless following such a reorganization, merger, amalgamation or consolidation (i) more than 50 percent of the then outstanding shares of common stock (or equivalent security) of the company resulting from such transaction and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors are then beneficially owned by all or substantially all of the persons who were the beneficial owners of the outstanding Noble-Switzerland registered shares immediately prior to such transaction, (ii) no person, other than Noble Switzerland or any person beneficially owning immediately prior to such transaction 15 percent or more of the outstanding Noble-Switzerland registered shares, beneficially owns 15 percent or more of the then outstanding shares of common stock (or equivalent security) of the company resulting from such transaction or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (iii) a majority of the members of the board of directors of the company resulting from such transaction were members of the incumbent board of directors of Noble-Switzerland at the time of the execution of the initial agreement providing for such transaction;

•	consummation of a sale or other disposition of all or substantially all of the assets of Noble-Switzerland, other than to a company, with respect to which following such sale or other disposition, (i) more than 50 percent of the then outstanding shares of common stock (or equivalent security) of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors are then beneficially owned by all or substantially all of the persons who were the beneficial owners of the outstanding Noble-Switzerland registered shares immediately prior to such sale or other disposition of assets, (ii) no person, other than Noble-Switzerland or any person beneficially owning immediately prior to such transaction 15 percent or more of the outstanding Noble-Switzerland registered shares, beneficially owns 15 percent or more of the then outstanding shares of common stock (or equivalent security) of such company or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (iii) a majority of the members of the board of directors of such company were members of the incumbent board of directors of the Noble-Switzerland at the time of the execution of the initial agreement providing for such sale or other disposition of assets; or

•	approval by the shareholders of Noble-Switzerland of a complete liquidation or dissolution of Noble-Switzerland.
     However, a “change of control” will not occur as a result of a transaction if (i) Noble-Switzerland becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) either (A) the shareholdings for such holding company immediately following such transaction are the same as the shareholdings immediately prior to such transaction or (B) the shares of Noble-Switzerland voting securities outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the outstanding voting securities of such holding company immediately after giving effect to such transaction.

     Under the change of control employment agreement, “cause” means (i) the willful and continued failure by the officer to substantially perform his duties or (ii) the willful engaging by the officer in illegal conduct or gross misconduct that is materially detrimental to Noble-Switzerland or its affiliates.
     Payments to “specified employees” under Code Section 409A may be delayed until six months after the termination of the officer’s employment.
     The change of control employment agreement contains a provision on confidentiality obligating the officer to hold in strict confidence and not to disclose or reveal, directly or indirectly, to any person, or use for the officer’s own personal benefit or for the benefit of any one else, any trade secrets, confidential dealings or other confidential or proprietary information belonging to or concerning Noble-Switzerland or any of its affiliated companies, with certain exceptions set forth expressly in the provision. Any term or condition of the change of control employment agreement may be waived at any time by the party entitled to have the benefit thereof (whether the subsidiary of the Noble-Switzerland party to the agreement or the officer) if evidenced by a writing signed by such party.
     The change of control employment agreement provides that payments thereunder do not reduce any amounts otherwise payable to the officer, or in any way diminish the officer’s rights as an employee, under any employee benefit plan, program or arrangement or other contract or agreement of Noble-Switzerland or any of its affiliated companies providing benefits to the officer.
     The change of control employment agreement provides that if the officer’s employment is terminated within three years after a change of control by reason of disability or death, the agreement will terminate without further obligation to the officer or the officer’s estate, other than for the payment of Accrued Obligations, the Severance Amount, the Supplemental Retirement Amount and the timely payment or provision of the Welfare Benefit Continuation. If the officer’s employment is terminated for cause within the three years after a change of control, the change of control employment agreement will terminate without further obligation to the officer other than for payment of the officer’s base salary through the date of termination plus the amount of any compensation previously deferred by the officer, in each case to the extent unpaid. If the officer voluntarily terminates the officer’s employment within the three years after a change of control, excluding a termination for good reason, the change of control employment agreement will terminate without further obligation to the officer other than for the payment of the Accrued Obligations.
     The foregoing summaries of the assumption of the guarantees and the change of control employment agreements are qualified in their entirety by reference to the full text of the assumption agreement and the change of control employment agreement, respectively, which are filed herewith as Exhibits 10.2 and 10.3, respectively, and are incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
     In connection with and effective upon completion of the Transaction, Noble-Switzerland amended and restated its articles of association and adopted by-laws. The description of Noble-Switzerland’s articles of association and by-laws included under Item 8.01 is incorporated by reference herein.
Item 8.01 Other Events
     On March 27, 2008, Noble-Switzerland issued a press release announcing the completion of the Transaction. The press release is filed as Exhibit 99.1 and incorporated by reference herein.
     Under the terms of the Schemes of Arrangement, each holder of Noble-Cayman ordinary shares outstanding immediately prior to the Transaction received, through an exchange agent, one Noble-Switzerland registered share, par value 5.00 Swiss francs per share, in exchange for each outstanding Noble-Cayman ordinary share. Noble-Switzerland has also issued an additional 15 million Noble-Switzerland registered shares to Noble-Cayman in the Transaction for future use to satisfy obligations of Noble-Switzerland and its subsidiaries to deliver Noble-Switzerland registered shares in connection with awards granted under employee benefit plans and other general corporate purposes.
     In the Transaction, Noble-Switzerland assumed certain employee benefit plans sponsored by Noble-Cayman. Noble-Switzerland registered shares will be issued, held, available or used to measure benefits as appropriate under such plans in lieu of ordinary shares of Noble-Cayman.

     Pursuant to Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Noble-Switzerland registered shares are deemed registered under Section 12(b) of the Exchange Act.
     Set forth below is a description of the shares of capital stock of Noble-Switzerland.
DESCRIPTION OF NOBLE-SWITZERLAND SHARES
     The following description of Noble-Switzerland’s share capital is a summary. This summary is not complete and is subject to the complete text of Noble-Switzerland’s articles of association and by-laws, which are filed herewith as Exhibits 3.1 and 3.2, respectively, and are incorporated by reference herein. We encourage you to read those documents carefully.
Capital Structure
     Noble-Switzerland only has one class of shares outstanding, registered shares with a par value per share of 5.00 Swiss francs,
     Issued Share Capital.   As of March 27, 2009, the registered share capital of Noble-Switzerland was approximately 1.4 billion Swiss francs, comprised of approximately 276 million registered shares par value 5.00 Swiss francs per share.
     Authorized Share Capital.  Noble-Switzerland’s articles of association provide that the board of directors of Noble-Switzerland may issue new registered shares at any time during a two-year period ending March 26, 2011 and thereby increase the share capital, without obtaining additional shareholder approval, by a maximum amount of 50% of the share capital registered in the commercial register, which is approximately 691 million Swiss francs, or approximately 138 million registered shares. After the expiration of the initial two-year period, authorized share capital will be available to the board of directors for issuance of additional registered shares only if such authorization has been approved by shareholders. Each such authorization may last for up to two years.
     The board of directors determines the time of the issuance, the issuance price, the manner in which the new registered shares have to be paid in, the date from which the new registered shares carry the right to dividends and, subject to the provisions of Noble-Switzerland’s articles of association, the conditions for the exercise of the preemptive rights with respect to the issuance and the allotment of preemptive rights that are not exercised. The board of directors may allow preemptive rights that are not exercised to expire, or it may place such rights or registered shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of Noble-Switzerland.
     In an authorized capital increase, Noble-Switzerland shareholders would have preemptive rights to obtain newly issued registered shares in an amount proportional to the par value of the registered shares they already hold. However, the board of directors may withdraw or limit these preemptive rights in certain circumstances. For further details on these circumstances, see “Preemptive Rights and Preferential Subscription Rights” below.

     Conditional Share Capital.  Noble-Switzerland’s articles of association provide for a conditional capital that allows the board of directors to authorize the issuance of additional registered shares up to a maximum amount of 50% of the share capital registered in the commercial register (which is approximately 138 million registered shares) without obtaining additional shareholder approval. These registered shares may be issued through:
•	the exercise of conversion, exchange, option, warrant or similar rights for the subscription of shares granted in connection with bonds, options, warrants or other securities newly or already issued by Noble-Switzerland, one of its subsidiaries, or any of their respective predecessors; or

•	options or other share-based awards to directors, employees or other persons providing services to Noble-Switzerland or one of its subsidiaries.
     In connection with the issuance of bonds, notes, warrants or other financial instruments convertible into or exercisable or exchangeable for Noble-Switzerland registered shares, the board of directors is authorized to withdraw or limit the preferential subscription rights of shareholders in certain circumstances. See “Preemptive Rights and Preferential Subscription Rights” below.
     The preemptive rights of shareholders are excluded with respect to registered shares issued out of conditional share capital.
     Other Classes or Series of Shares.  Under the Swiss Code of Obligations (the “Swiss Code”), the board of directors of Noble-Switzerland may not create shares with increased voting powers without a resolution of the general meeting of shareholders passed by at least two thirds of the votes represented at such meeting and a majority of the par value of the registered shares represented. Under certain circumstances, the board of directors may create preferred shares with a resolution of the general meeting of shareholders passed by the majority of the votes allocated to the registered shares represented at a general meeting (broker nonvotes, abstentions and blank and invalid ballots will be disregarded). Any preferential rights of individual classes of shares must be set forth in the articles of association.
Preemptive Rights and Preferential Subscription Rights
     Under the Swiss Code, holders of Noble-Switzerland registered shares generally will have preemptive rights and preferential subscription rights to purchase newly issued securities of Noble-Switzerland. The shareholders may, by a resolution passed by at least two thirds of the votes represented at a general meeting and a majority of the par value of the registered shares represented, withdraw or limit the preemptive rights for important reasons (such as a merger or acquisition).
     If a general meeting of shareholders has approved, by amendment of the articles of association, the creation of authorized or conditional capital, it may for important reasons delegate to the board of directors the decision whether to withdraw or limit the preemptive and preferential subscription rights, provided that the basic principles are set forth in its delegation. Noble-Switzerland’s articles of association provide for this delegation with respect to Noble-Switzerland’s authorized and conditional share capital in the circumstances described below.

     Authorized Share Capital.  The board of directors is authorized to withdraw or limit the preemptive rights with respect to the issuance of registered shares from authorized capital for important reasons, including if:
•	the issue price of the registered shares is determined by reference to the market price;

•	the registered shares are issued in connection with the acquisition of an enterprise or business or any part of an enterprise or business, the financing or refinancing of any such transactions or the financing of new investment plans of Noble-Switzerland;

•	the registered shares are issued in connection with the intended broadening of the shareholder constituency of Noble-Switzerland in certain financial or investor markets, for the purposes of the participation of strategic partners, or in connection with the listing of the shares of Noble-Switzerland on domestic or foreign stock exchanges;

•	in connection with a placement or sale of registered shares, the grant of an over-allotment option of up to 20% of the total number of registered shares to the initial purchasers or underwriters;

•	for the participation of directors, employees and other persons performing services for the benefit of Noble-Switzerland or one of its subsidiaries;

•	either (1) following a shareholder or group of shareholders acting in concert having acquired in excess of 15% of the share capital registered in the commercial register (excluding treasury shares) without having submitted a takeover proposal to shareholders that is recommended by the board of directors or (2) for purposes of the defense of an actual, threatened or potential takeover bid, in relation to which the board of directors has, upon consultation with an independent financial adviser retained by the board of directors, not recommended acceptance to the shareholders.
     Courts in Switzerland have not addressed whether certain of the reasons above qualify as important reasons under Swiss law, in particular, any issuances (1) contemplated by the first, fourth or last bullets above, (2) for purposes of the participation of strategic partners or (3) to persons other than directors and employees that perform services for the benefit of Noble-Switzerland or one of its subsidiaries.
     Conditional Share Capital.  In connection with the issuance of bonds, notes, warrants or other financial instruments convertible into or exercisable or exchangeable for Noble-Switzerland registered shares, shareholders will not have preemptive rights with respect to registered shares issued from Noble-Switzerland’s conditional share capital, and the board of directors is authorized to withdraw or limit preferential subscription rights of shareholders with respect to such instruments for important reasons, including if the issuance is in connection with the acquisition of an enterprise or business or any part of an enterprise or business, the financing or refinancing of any such transactions, or if the issuance occurs in national or international capital markets or through a private placement. Courts in Switzerland have not addressed whether issuances through a private placement qualify as important reasons under Swiss law.

     If the board of directors limits or withdraws the preferential subscription rights:
•	the respective financial instruments or contractual obligations will be issued or entered into at market conditions;

•	the conversion, exchange or exercise price, if any, for the instruments or obligations will be set with reference to the market conditions prevailing at the date on which the instruments or obligations are issued or entered into; and

•	the instruments or obligations may be converted, exercised or exchanged during a maximum period of 30 years.
     Shareholders will not have preemptive rights or preferential subscription rights with respect to registered shares issued from Noble-Switzerland’s conditional share capital to directors, employees or other persons providing services to Noble-Switzerland or any of its subsidiaries. For more information on authorized and conditional capital, see “Capital Structure” above.
Dividends
     Under Swiss law, dividends may be paid out only if the company has sufficient distributable profits from the previous fiscal year, or if the company has freely distributable reserves, each as will be presented on the company’s audited annual stand-alone statutory balance sheet. Dividend payments out of the registered share capital (in other words, the aggregate par value of Noble-Switzerland’s registered share capital) are not allowed. Dividends may be paid from qualifying additional paid-in capital only following approval by the shareholders of a reclassification of such qualifying additional paid-in capital as freely distributable reserves (to the extent permissible under the Swiss Code). The affirmative vote of shareholders holding a majority of the shares represented at a general meeting (broker nonvotes, abstentions and blank and invalid ballots will be disregarded) must approve reserve reclassifications and distributions of dividends. The board of directors may propose to shareholders that a dividend be paid but cannot itself authorize the dividend.
     Under the Swiss Code, if Noble-Switzerland’s general reserves amount to less than 20% of the aggregate par value of Noble-Switzerland’s registered capital, then at least 5% of Noble-Switzerland’s annual profit must be retained as general reserves. The Swiss Code and Noble-Switzerland’s articles of association permit Noble-Switzerland to accrue additional general reserves. In addition, Noble-Switzerland is required to create a special reserve on its stand-alone annual statutory balance sheet in the amount of the purchase price of registered shares it or any of its subsidiaries repurchases, which amount may not be used for dividends or subsequent repurchases.
     Swiss companies generally must maintain a separate stand-alone “statutory” balance sheet for the purpose of, among other things, determining the amounts available for the return of capital to shareholders, including by way of a distribution of dividends. Noble-Switzerland’s auditor must confirm that a dividend proposal made to shareholders conforms with the requirements of the Swiss Code and Noble-Switzerland’s articles of association. Dividends are due and payable upon the shareholders having passed a resolution approving the payment subject to the right of the shareholders to adopt a resolution providing for payment on a later date or dates. For information about deduction of withholding tax from dividend payments, see “Swiss Tax Considerations” below.
     Noble-Switzerland will be required under Swiss law to declare the amount available for any dividends and other capital distributions in Swiss francs. Noble-Switzerland intends to exchange such Swiss franc amounts into U.S. dollars and make any dividend payments to holders of Noble-Switzerland shares in U.S. dollars, unless the holders provide notice to our transfer agent, Computershare Trust Company, N.A. (“Computershare”), that they wish to receive dividend payments in Swiss francs. Computershare will be responsible for paying the U.S. dollars or Swiss francs to registered holders of shares, less amounts subject to withholding for taxes.
     Noble-Switzerland has not paid any dividends since its formation.
Repurchases of Registered Shares
     The Swiss Code limits a company’s ability to hold or repurchase its own registered shares. Noble-Switzerland and its subsidiaries may only repurchase shares if and to the extent that sufficient freely distributable reserves are available, as described above under “Dividends.” Also, the aggregate par value of all Noble-Switzerland registered shares held by Noble-Switzerland and its subsidiaries may not exceed 10% of the registered share capital. However, Noble-Switzerland may repurchase its own registered shares beyond the statutory limit of 10% if the shareholders have passed a resolution at a general meeting authorizing the board of directors to repurchase registered shares in an amount in excess of 10% and the repurchased shares are dedicated for cancellation. Any registered shares repurchased under such an authorization will then be cancelled at the next general meeting upon the approval of shareholders holding a majority of the shares represented at the general meeting (broker nonvotes, abstentions and blank and invalid ballots will be disregarded). Repurchased registered shares held by Noble-Switzerland or its subsidiaries do not carry any rights to vote at a general meeting of shareholders but are entitled to the economic benefits generally associated with the shares. For information about Swiss withholding tax and share repurchases, see “Swiss Tax Considerations.”
Reduction of Share Capital
     Capital distributions may also take the form of a distribution of cash or property that is based upon a reduction of Noble-Switzerland’s share capital registered in the commercial register. Such a capital reduction requires the approval of shareholders holding a majority of the shares represented at the general meeting (broker nonvotes, abstentions and blank and invalid ballots will be disregarded). A special audit report must confirm that creditors’ claims remain fully covered despite the reduction in the share capital registered in the commercial register. Upon approval by the general meeting of shareholders of the capital reduction, the board of directors must give public notice of the capital reduction resolution in the Swiss Official Gazette of Commerce three times and notify creditors that they may request, within two months of the third publication, satisfaction of or security for their claims.

General Meetings of Shareholders
     The general meeting of shareholders is Noble-Switzerland’s supreme corporate body. Ordinary and extraordinary shareholders’ meetings may be held. The following powers are vested exclusively in the shareholders’ meeting:
•	adoption and amendment of Noble-Switzerland’s articles of association;

•	election of members of the board of directors and the auditor;

•	approval of the annual business report, the stand-alone statutory financial statements and the consolidated financial statements;

•	the allocation of profits shown on the balance sheet, in particular the determination of dividends;

•	discharge of the members of the board of directors and the persons entrusted with management from liability;

•	approval of a transaction with an interested shareholder (as defined in the articles of association); and

•	any other resolutions that are submitted to a general meeting of shareholders pursuant to law, Noble-Switzerland’s articles of association or by voluntary submission by the board of directors (unless a matter is within the exclusive competence of the board of directors pursuant to the Swiss Code).
     Under the Swiss Code and Noble-Switzerland’s articles of association, Noble-Switzerland must hold an annual, ordinary general meeting of shareholders within six months after the end of each fiscal year for the purpose, among other things, of approving the annual financial statements and the annual business report, and the annual election of directors for the class whose term is expiring. The invitation to general meetings must be published in the Swiss Official Gazette of Commerce at least 20 calendar days prior to the relevant general meeting of shareholders. The notice of a meeting must state the items on the agenda, the proposals and, in case of elections, the names of the nominated candidates. No resolutions may be passed at a shareholders’ meeting concerning agenda items for which proper notice was not given. This does not apply, however, to proposals made during a shareholders’ meeting to convene an extraordinary shareholders’ meeting or to initiate a special investigation. No previous notification will be required for proposals concerning items included on the agenda or for debates as to which no vote is taken.
     Annual general meetings of shareholders may be convened by the board of directors or, under certain circumstances, by the auditor. A general meeting of shareholders can be held anywhere, except in cases where shareholders would be unduly hindered to participate in the meeting or Swiss law requires a resolution to be evidenced by a public deed.

     Noble-Switzerland expects to set the record date for each general meeting of shareholders on a date that is less than 20 calendar days prior to the date of each general meeting and to announce the date of the general meeting of shareholders prior to the record date.
     An extraordinary general meeting of Noble-Switzerland may be called upon the resolution of the board of directors, the chairman of the board of directors, the chief executive officer, the president or, under certain circumstances, by the auditor. In addition, the board of directors is required to convene an extraordinary general meeting of shareholders if so resolved by the general meeting of shareholders, or if so requested by one or more shareholders holding an aggregate of at least 10% of the share capital recorded in the commercial register specifying, among other things, the items for the agenda and their proposals, or if it appears from the stand-alone annual statutory balance sheet that half of the company’s share capital and statutory reserves are not covered by the company’s assets. In the latter case, the board of directors must immediately convene an extraordinary general meeting of shareholders and propose financial restructuring measures.
     Any shareholder has the right to request that an item be included on the agenda of a general meeting of shareholders. Noble-Switzerland’s articles of association require that a shareholder desiring to submit an item to be included on the agenda (other than a nomination for a director) for consideration by the shareholders at any annual general meeting must give written notice of such intent, which notice must be received by the secretary of Noble-Switzerland no less than 60 nor more than 120 days in advance of the meeting. Each such request must include the information specified in Noble-Switzerland’s articles of association.
     Any shareholder may nominate one or more directors for election. Any shareholder desiring to nominate directors for consideration by the shareholders at any general meeting must give written notice of such intent. Any such notice with respect to an annual general meeting must be received by the secretary of Noble-Switzerland no later than 90 days in advance of the meeting and any notice with respect to an extraordinary general meeting must be received by the secretary of Noble-Switzerland no later than the seventh day following the notice of such meeting of shareholders. Each such notice must include the information specified in Noble-Switzerland’s articles of association.
     Under Swiss law, in the absence of a quorum, the applicable general meeting of shareholders terminates and a new general meeting of shareholders must be called in accordance with Noble-Switzerland’s articles of association. For any new general meeting, the applicable requirements for calling the meeting and setting a record date, as described above, would need to be satisfied.
     Noble-Switzerland’s annual report and auditor’s report must be made available for inspection by the shareholders at Noble-Switzerland’s place of incorporation no later than 20 days prior to the meeting. Each shareholder is entitled to request immediate delivery of a copy of these documents free of charge. Shareholders of record will be notified of this in writing.

Voting
     Each Noble-Switzerland registered share carries one vote at a general meeting of shareholders. Voting rights may be exercised by shareholders registered in Noble-Switzerland’s share register or by a duly appointed proxy of a registered shareholder, which proxy need not be a shareholder. Noble-Switzerland’s articles of association do not limit the number of registered shares that may be voted by a single shareholder.
     To be able to exercise voting rights, holders of the shares must apply to us for enrollment in our share register as shareholders with voting rights. Registered holders of shares may obtain the form of application from our transfer agent. The form of application includes a representation that the holder is holding shares for his own account. Certain exceptions exist for nominees. The board of directors will register Cede & Co., as nominee of The Depository Trust Company (“DTC”), with voting rights with respect to shares held in “street name” through DTC.
     If the board of directors refuses to register a shareholder as a shareholder with voting rights, the board will notify the shareholder of such refusal within 20 days of the receipt of the application. Furthermore, the board may cancel, with retroactive application, the registration of a shareholder with voting rights if the initial registration was on the basis of false information in the shareholder’s application. Shareholders registered without voting rights may not participate in or vote at Noble-Switzerland’s shareholders’ meetings, but will be entitled to dividends, preemptive rights and liquidation proceeds. Only shareholders that are registered as shareholders with voting rights on the relevant record date are permitted to participate in and vote at a general shareholders’ meeting.
     Treasury shares, whether owned by Noble-Switzerland or one of its majority-owned subsidiaries, will not be entitled to vote at general meetings of shareholders.
     With respect to the election of directors, each holder of registered shares entitled to vote at the general meeting has the right to vote, in person or by proxy, the number of registered shares held by him for as many persons as have been nominated to be elected as directors. Noble-Switzerland’s articles of association do not provide for cumulative voting for directors.
     Pursuant to Noble-Switzerland’s articles of association, the shareholders generally pass resolutions by the affirmative vote of a majority of the shares represented and voting at the general meeting of shareholders (broker nonvotes, abstentions and blank and invalid ballots will be disregarded), unless otherwise provided by law or Noble-Switzerland’s articles of association. Noble-Switzerland’s articles of association provide that directors shall be elected at a general meeting of shareholders by a plurality of the votes cast by the shareholders present in person or by proxy at the meeting. The acting chair may direct that elections be held by use of an electronic voting system.
     The Swiss Code and/or Noble-Switzerland’s articles of association require the affirmative vote of at least two thirds of the shares represented at a general meeting and a majority of the par value of such shares to approve the following matters:
•	the amendment to or the modification of the purpose of Noble-Switzerland;

•	the creation of shares with increased voting rights;

•	the restriction on the transferability of shares and any modification or removal of such restriction;

•	an authorized or conditional increase of the share capital (other than increases permitted by the articles of association);

•	an increase in the share capital through (1) the conversion of capital surplus, (2) a contribution in kind or for purposes of an acquisition of assets or (3) the granting of special privileges upon a capital increase;

•	the limitation on or withdrawal of preemptive rights or preferential subscription rights;

•	the relocation of the registered office of Noble-Switzerland;

•	the dissolution of Noble-Switzerland;

•	the merger by way of absorption of another company, to the extent required under Noble-Switzerland’s articles of association or by statutory law; and

•	changes to the supermajority vote requirements listed above.
     The same supermajority voting requirements apply to resolutions in relation to transactions among companies based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets (the “Swiss Merger Act”), including a merger, demerger or conversion of a company (other than a cash-out or certain squeeze-out mergers, in which minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company, for instance, through cash or securities of a parent company of the acquiring company or of another company — in such a merger, an affirmative vote of 90% of the outstanding registered shares is required). Swiss law may also impose this supermajority voting requirement in connection with the sale by Noble-Switzerland of “all or substantially all of its assets.” See “Compulsory Acquisitions; Appraisal Rights” below.
     Noble-Switzerland’s articles of association require the affirmative vote of at least two thirds of the shares entitled to vote at a general meeting whether or not represented at such meeting (the “Total Voting Shares”) to approve the following matters:
•	the removal of a serving member of the board of directors;

•	changes to the requirements of shareholders to provide advance notice of items to be included on the agenda for a general meeting, including the requirements related to nominations for election of directors;

•	changes to certain proceedings and procedures at general meetings;

•	changes to quorum requirements;

•	changes to the number of members of the board of directors;

•	changes to the classification of the board of directors; and

•	changes to the supermajority vote requirements listed above.
     Noble-Switzerland’s articles of association require the affirmative vote of at least two thirds of the ordinary shares voted at a general meeting to approve any changes to the indemnification provisions for directors and officers or the supermajority voting provision related thereto.
     Subject to certain exceptions, Noble-Switzerland’s articles of association require the affirmative vote of holders of the number of registered shares of Noble-Switzerland equal to the sum of (A) two thirds of the Total Voting Shares, plus (B) a number of registered shares entitled to vote at the general meeting that is equal to one third of the number of shares entitled to vote held by an interested shareholder, for Noble-Switzerland to engage in any business combination with an interested shareholder (as those terms are defined in Noble-Switzerland’s articles of association).
Quorum for General Meetings
     The presence of shareholders, in person or by proxy, holding at least a majority of the Total Voting Shares, is a quorum for the transaction of most business. However, shareholders present, in person or by proxy, holding at least two thirds of the Total Voting Shares is the required quorum at a general meeting to consider or adopt a resolution to remove a director or to amend, vary, suspend the operation of or cause any of the following provisions of Noble-Switzerland’s articles of association to cease to apply:
•	Article 12(f) — which relates to business combinations with interested shareholders;

•	Article 20 — which relates to proceedings and procedures at general meetings;

•	Article 21 — which sets forth the level of shareholder approval required for certain matters;

•	Article 22 — which sets forth the quorum at a general meeting required for certain matters, including the removal of a member of the board of directors; and

•	Articles 23 and 24 — which relate to the election and appointment of directors.
     Under the Swiss Code, the board of directors has no authority to waive quorum requirements stipulated in the articles of association.
Inspection of Books and Records
     Although not explicitly stated in the Swiss Code, a shareholder has a right to inspect the share register with regard to his own shares. With respect to the right to inspect the share register with regard to the shares of other shareholders, the inspection right and the related procedure is disputed among legal scholars. We believe that shareholders must approve the disclosure of their identity before other shareholders are permitted to inspect the share register under such circumstances. No other person has a right to inspect the share register. The books and correspondence of a Swiss company may be inspected with the express authorization of a general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of the company’s business secrets. At a general meeting of shareholders, any shareholder is entitled to request information from the board of directors concerning the affairs of the company. Shareholders may also ask the auditor questions regarding its audit of the company. The board of directors and the auditor must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or other material interests of Noble-Switzerland.
Special Investigation
     Generally, if the shareholders’ inspection and information rights as outlined above have been exercised and prove to be insufficient, any shareholder may propose to a general meeting of shareholders that specific facts be examined by a special commissioner in a special investigation. Such shareholder is not required to comply with the advance notice requirements described above in “General Meetings of Shareholders” because this matter is not required to be included in the agenda. However, if a shareholder wishes to call an extraordinary general meeting and propose that specific facts be examined by a special commissioner in a special investigation, the shareholder must comply with the requirements to call an extraordinary general meeting and the advance notice requirements described above in “General Meetings of Shareholders.” If one or more shareholders desires to call an extraordinary general meeting of shareholders to consider the proposal, the shareholders must hold an aggregate of at least 10% of the share capital recorded in the commercial register. See “General Meetings of Shareholders.” If the general meeting of shareholders approves the proposal, Noble-Switzerland or any shareholder may, within 30 calendar days after the general meeting of shareholders, request the court at Noble-Switzerland’s registered office to appoint a special commissioner. If the general meeting of shareholders rejects the proposal, one or more shareholders representing at least 10% of the share capital or holders of registered shares in an aggregate par value of at least two million Swiss francs may request the court to appoint a special commissioner. The court will issue such an order if the petitioners can demonstrate that corporate bodies or the founders of Noble-Switzerland infringed the law or Noble-Switzerland’s articles of association and thereby damaged the company or the shareholders. The costs of the investigation would generally be allocated to Noble-Switzerland and only in exceptional cases to the petitioners.
Compulsory Acquisitions; Appraisal Rights
     Business combinations and other transactions that are binding on all shareholders are governed by the Swiss Merger Act. A statutory merger or demerger requires that at least two thirds of the votes represented at the general meeting of shareholders and the majority of the par value of registered shares represented vote in favor of the transaction. Under the Swiss Merger Act, a “demerger” may take two forms:
•	a legal entity may divide all of its assets and transfer such assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities and the transferring entity dissolving upon deregistration in the commercial register; or
•	a legal entity may transfer all or a portion of its assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities.
     If a transaction under the Swiss Merger Act receives the necessary shareholder approvals as described above, all shareholders would be compelled to participate in the transaction. See “Voting” above.
     Swiss companies may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss company. With respect to companies limited by shares, such as Noble-Switzerland, the Swiss Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding registered shares entitled to vote at a general meeting. In these limited circumstances, minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company (for instance, through cash or securities of a parent company of the acquiring company or of another company). Under the Swiss Merger Act, a shareholder has the right to request a court to review the adequacy of the compensation within two months upon the shareholders’ resolution in favor of the transaction.
     In addition, under Swiss law, the sale by Noble-Switzerland of “all or substantially all of its assets” may require a resolution of the general meeting of shareholders passed by holders of at least two thirds of the voting rights and a majority of the par value of the registered shares, each as represented at the general meeting. Whether or not a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:
•	the company sells a core part of its business, without which it is economically impracticable or unreasonable to continue to operate the remaining business;

•	the company’s assets, after the divestment, are not invested in accordance with the company’s statutory business purpose; and

•	the proceeds of the divestment are not earmarked for reinvestment in accordance with the company’s business purpose but, instead, are intended for distribution to shareholders or for financial investments unrelated to the company’s business.
     If all of the foregoing apply, a shareholder resolution would likely be required.
Legal Name; Formation; Fiscal Year; Registered Office; Notices and Announcements
     The legal and commercial name of Noble-Switzerland is Noble Corporation. Noble-Switzerland was incorporated on December 10, 2008. Noble-Switzerland is domiciled in Baar, Canton of Zug, Switzerland, and operates under the Swiss Code as a share corporation (Aktiengesellschaft). Noble-Switzerland is registered in the commercial register of the Canton of Zug with the registration number CH-170.3.032.929-5. Noble-Switzerland’s fiscal year is the calendar year.

     The address of Noble-Switzerland’s registered office is Noble Corporation, Dorfstrasse 19A, 6340 Baar, Canton of Zug, Switzerland, and the telephone number at that address is +41-(0)41-761-6555.
     Notices and announcements by Noble-Switzerland to its shareholders will be sent by ordinary mail to the most recent address of the shareholder or authorized recipient in the share register. The official means of publication of Noble-Switzerland is the Swiss Official Gazette of Commerce.
Corporate Purpose
     Noble-Switzerland is the holding company of the Noble group of companies. The purpose of Noble-Switzerland is to acquire, hold, manage, exploit and sell, directly or indirectly, participations in Swiss and foreign businesses, in particular, but without limitation, in businesses that are involved in the exploration for and production of natural resources, such as offshore contract drilling of oil and natural gas wells, labor contract drilling services and engineering and consulting services, and to provide financing for this purpose. Noble-Switzerland may set up branch offices and subsidiaries in Switzerland and abroad and may acquire, hold, manage, mortgage and sell real estate and intellectual property rights in Switzerland and abroad. Noble-Switzerland may provide any kind of financial assistance, including guarantees, to and for Noble group companies. Noble-Switzerland may engage in any type of commercial activity that is directly or indirectly related to its purpose and take any measures it determines appropriate to promote the purpose of Noble-Switzerland, or that are connected with the purpose.
Members of the Board of Directors
     Noble-Switzerland’s directors are the same as Noble-Cayman’s directors: Michael A. Cawley, Lawrence J. Chazen, Luke R. Corbett, Julie H. Edwards, Marc E. Leland, Jack E. Little, Mary P. Ricciardello and David W. Williams.
Auditor
     PricewaterhouseCoopers AG, Canton of Zug, Switzerland, has been appointed as Noble-Switzerland’s Swiss statutory auditor, and PricewaterhouseCoopers LLP in the United States has been appointed as Noble-Switzerland’s independent registered public accounting firm.
Duration; Dissolution; Rights upon Liquidation
     Noble-Switzerland’s duration is unlimited. Under the Swiss Code, Noble-Switzerland may be dissolved at any time upon a resolution of the general meeting of shareholders passed by at least two thirds of the shares represented at such meeting and a majority of the par value of such shares. Dissolution by court order is possible if Noble-Switzerland becomes bankrupt, or for cause at the request of shareholders holding at least 10% of Noble-Switzerland’s share capital, or if in the course of incorporation, legal provisions or provisions of the articles of association have been disregarded, and the interests of the creditors or shareholders have been severely jeopardized or infringed thereby. Under the Swiss Code, unless otherwise provided for in the articles of association, any surplus arising out of liquidation, after the settlement of all claims of all creditors, will be distributed to shareholders in proportion to the paid-up par value of registered shares held, with due regard to the preferential rights of individual classes of shares, and subject to Swiss withholding tax requirements.
Uncertificated Shares
     Noble-Switzerland is authorized to issue registered shares in certificated or uncertificated form. Noble-Switzerland currently issues registered shares in uncertificated, book-entry form.
Stock Exchange Listing
     The registered shares are listed on the New York Stock Exchange and trade under the symbol “NE.”
No Sinking Fund
     The registered shares have no sinking fund provisions.
No Liability for Further Calls or Assessments
     The registered shares that have been issued to date are duly and validly issued, fully paid and nonassessable.
No Redemption and Conversion
     The registered shares are not convertible into shares of any other class or series or subject to redemption either by Noble-Switzerland or the holder of the shares.
Transfer and Registration of Shares
     Except as described above in “Voting,” no restrictions apply to the transfer of Noble-Switzerland registered shares. Noble-Switzerland’s share register will initially be kept by Computershare, which acts as transfer agent and registrar. The share register reflects only record owners of Noble-Switzerland shares. Swiss law does not recognize fractional share interests.
ANTI-TAKEOVER PROVISIONS
     Noble-Switzerland’s articles of association have provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and its policies, and the ability of the board of directors to negotiate with any potential acquirer terms that are more favorable to shareholders. These provisions may have the effect of discouraging actual or threatened changes of control by limiting certain actions that may be taken by a potential acquirer prior to its having obtained sufficient control to adopt a special resolution amending Noble-Switzerland’s articles of association.
     The articles of association provide that Noble-Switzerland’s board of directors will be divided into three classes serving staggered three-year terms and that directors may only be removed by shareholders at a meeting at which at least two thirds of the Total Voting Shares are represented and by a vote of at least two thirds of the Total Voting Shares. Noble-Switzerland’s articles of association provide that, in general, absent the approval of holders of the number of registered shares of Noble-Switzerland equal to the sum of (A) two thirds of the Total Voting Shares, plus (B) a number of registered shares entitled to vote at the general meeting that is equal to one third of the number of shares entitled to vote held by the interested shareholder, Noble-Switzerland may not engage in a business combination with an interested shareholder for a period of three years after the time of the transaction in which the person became an interested shareholder.
     The shareholder approval requirement for business combinations with interested shareholders does not apply in some cases, including if:
•	Noble-Switzerland’s board of directors, prior to the time of the transaction in which the person became an interested shareholder, approves (1) the business combination or (2) the transaction in which the shareholder becomes an interested shareholder; or

•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the Total Voting Shares at the time the transaction commenced.
     As defined in Noble-Switzerland’s articles of association, an interested shareholder generally includes any person who, together with that person’s affiliates or associates, (1) owns 15% or more of the share capital registered in the commercial register (excluding treasury shares) or (2) is an affiliate or associate of the company and owned 15% or more of the share capital registered in the commercial register (excluding treasury shares) at any time within the previous three years.
     In addition, the Noble-Switzerland by-laws include “fair price provisions” that require the approval of at least 80% of the Total Voting Shares before Noble-Switzerland may enter into certain “business combinations” with an “interested shareholder” unless:
•	the business combination is approved by a majority of the disinterested members of the board of directors; or

•	the aggregate amount of cash and the fair market value of the consideration other than cash to be received by the shareholders in the business combination meets certain specified threshold minimum standards, and certain specified events have occurred or failed to occur, as applicable.
     For purposes of the fair price provisions, “business combination” is broadly defined to include mergers and consolidations of Noble-Switzerland or its subsidiaries with an interested shareholder or any other person that is or would be an interested shareholder after such transaction; a sale, exchange or mortgage of assets having a fair market value of $1.0 million or more to an interested shareholder or any affiliate of an interested shareholder; the issuance or transfer of securities in Noble-Switzerland or its subsidiaries having a fair market value of $1.0 million or more to an interested shareholder or any affiliate of an interested shareholder; the adoption of a plan of liquidation or dissolution proposed by any interested shareholder or any affiliate of an interested shareholder; and any reclassification of securities or other transaction which has the effect, directly or indirectly, of increasing the number of shares beneficially owned by any interested shareholder or any affiliate of an interested shareholder. For purposes of the fair price provisions, “interested shareholder” is generally defined as a person who, together with any affiliates of that person, beneficially owns, directly or indirectly, 5% or more of the Total Voting Shares.
     Swiss law generally does not prohibit business combinations with interested shareholders. However, in certain circumstances, shareholders and members of the board of directors of Swiss companies, as well as certain persons associated with them, must refund any payments they receive that are not made on an arm’s length basis.
     Noble-Switzerland’s articles of association include an authorized share capital, according to which the board of directors is authorized, at any time during a maximum two-year period, to issue a number of registered shares of up to 50% of the share capital registered in the commercial register and to limit or withdraw the preemptive rights of the existing shareholders in various circumstances, including (1) following a shareholder or group of shareholders acting in concert having acquired in excess of 15% of the share capital registered in the commercial register (excluding treasury shares) without having submitted a takeover proposal to shareholders that is recommended by the board of directors or (2) for purposes of the defense of an actual, threatened or potential takeover bid, in relation to which the board of directors has, upon consultation with an independent financial adviser retained by the board of directors, not recommended acceptance to the shareholders.
     Courts in Switzerland have not addressed whether certain of the provisions related to interested shareholders contained in the articles of association are valid under Swiss law.
     For other provisions that could be considered to have an anti-takeover effect, see “Description of Noble-Switzerland Shares — Preemptive Rights and Preferential Subscription Rights” and “Description of Noble-Switzerland Shares — General Meetings of Shareholders” above.
SWISS TAX CONSIDERATIONS
Scope of Discussion
     This discussion does not generally address any aspects of Swiss taxation other than federal, cantonal and communal income taxation, federal withholding taxation, and federal stamp duty. This discussion is not a complete analysis or listing of all of the possible tax consequences of holding and disposing of Noble-Switzerland shares and does not address all tax considerations that may be relevant to holders of Noble-Switzerland shares. Special rules that are not discussed in the general descriptions below may also apply.
     This discussion is based on the laws of the Confederation of Switzerland, including the Federal Income Tax Act of 2001, the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, The Federal Withholding Tax Act of 1965, the Federal Stamp Duty Act of 1973, as amended, which are referred to as the “Swiss tax law,” existing and proposed regulations promulgated thereunder, published judicial decisions and administrative pronouncements, each as in effect on the date of this proxy statement or with a known future effective date. These laws may change, possibly with retroactive effect.
     For purposes of this discussion, a “Swiss holder” is any beneficial owner of Noble-Switzerland shares, that for Swiss federal income tax purposes is:
•	an individual resident of Switzerland or otherwise subject to Swiss taxation under article 3, 4 or 5 of the Federal Income Tax Act of 2001, as amended, or article 3 or 4 of the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, as amended,

•	a corporation or other entity taxable as a corporation organized under the laws of Switzerland under article 50 or 51 of the Federal Income Tax Act of 2001, as amended, or article 20 or 21 of the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, as amended, or

•	an estate or trust, the income of which is subject to Swiss income taxation regardless of its source.
     A “non-Swiss holder” of Noble-Switzerland shares is a holder that is not a Swiss holder. For purposes of this summary, “holder” or “shareholder” means either a Swiss holder or a non-Swiss holder or both, as the context may require.
Taxation of Noble-Switzerland
Income Tax
     A Swiss resident company is subject to income tax at federal, cantonal and communal levels on its worldwide income. However, a holding company, such as Noble-Switzerland, is exempt from cantonal and communal income tax and therefore is only subject to Swiss federal income tax. At the federal level, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries is exempt from federal income tax. Consequently, Noble-Switzerland expects dividends from its subsidiaries and capital gains from sales of investments in its subsidiaries to be exempt from Swiss federal income tax.
Issuance Stamp Tax
     Swiss issuance stamp tax is a federal tax levied on the issuance of shares and increases in the equity of Swiss corporations. The applicable tax rate is 1% of the fair market value of the assets contributed to equity. Exemptions are available in tax neutral restructuring transactions. As a result, any future issuance of shares by Noble-Switzerland may be subject to the issuance stamp tax unless the shares are issued in the context of a merger or other qualifying restructuring transaction.
     The issuance stamp tax is also levied on the issuance of certain debt instruments. In such case, the rate would amount to 0.06% to 0.12% of nominal value per year of duration of the instrument (the rate depending on the instrument). No Swiss issuance stamp tax (at the rate described above) would be due on debt instruments issued by non-Swiss subsidiaries of Noble-Switzerland, if Noble-Switzerland does not guarantee the debt instruments, or if such a guarantee is provided, the proceeds from the issuance by the non-Swiss subsidiary are not used for financing activities in Switzerland. None of the proceeds are expected to be used for financing activities in Switzerland. Consequently, no issuance stamp tax should be due.
Swiss Withholding Tax on Certain Interest Payments
     A federal withholding tax is levied on the interest payments of certain debt instruments. In such case, the rate would amount to 35% of the gross interest payment to the debtholders. No Swiss withholding tax would be due on interest payments on debt instruments issued by non-Swiss subsidiaries of Noble-Switzerland, provided that Noble-Switzerland does not guarantee the debt instruments, or if such a guarantee is provided, the proceeds from the issuance by the non-Swiss subsidiary are not used for financing activities in Switzerland. Any such withholding tax may be fully or partially refundable to qualified debtholders either based on Swiss domestic tax law or based on existing double taxation treaties. None of the proceeds are expected to be used for financing activities in Switzerland. Consequently, no Swiss withholding tax should be due.
Consequences to Shareholders of Noble-Switzerland
     The tax consequences discussed below are not a complete analysis or listing of all the possible tax consequences that may be relevant to you. You should consult your own tax advisor in respect of the tax consequences related to receipt, ownership, purchase or sale or other disposition of Noble-Switzerland shares and the procedures for claiming a refund of withholding tax.
Swiss Income Tax on Dividends and Similar Distributions
     A non-Swiss holder will not be subject to Swiss income taxes on dividend income and similar distributions in respect of Noble-Switzerland shares, unless the shares are attributable to a permanent establishment or a fixed place of business maintained in Switzerland by such non-Swiss holder. However, dividends and similar distributions are subject to Swiss withholding tax. See “Swiss Withholding Tax — Distributions to Shareholders” below.
Swiss Wealth Tax
     A non-Swiss holder will not be subject to Swiss wealth taxes unless the holder’s Noble-Switzerland shares are attributable to a permanent establishment or a fixed place of business maintained in Switzerland by such non-Swiss holder.
Swiss Capital Gains Tax upon Disposal of Noble-Switzerland Shares
     A non-Swiss holder will not be subject to Swiss income taxes for capital gains unless the holder’s shares are attributable to a permanent establishment or a fixed place of business maintained in Switzerland by such non-Swiss holder. In such case, the non-Swiss holder is required to recognize capital gains or losses on the sale of such shares, which will be subject to cantonal, communal and federal income tax.

Swiss Withholding Tax — Distributions to Shareholders
     A Swiss withholding tax of 35% is due on dividends and similar distributions to Noble-Switzerland shareholders from Noble-Switzerland, regardless of the place of residency of the shareholder (subject to the exceptions discussed under “Exemption from Swiss Withholding Tax — Distributions to Shareholders” below). Noble-Switzerland will be required to withhold at such rate and remit on a net basis any payments made to a holder of Noble-Switzerland shares and pay such withheld amounts to the Swiss federal tax authorities. Please see “Refund of Swiss Withholding Tax on Dividends and Other Distributions” below.
Exemption from Swiss Withholding Tax — Distributions to Shareholders
     Under present Swiss tax law, distributions to shareholders in relation to a reduction of par value are exempt from Swiss withholding tax. Beginning on January 1, 2011, distributions to shareholders out of qualifying additional paid-in capital for Swiss statutory purposes are as a matter of principle exempt from the Swiss withholding tax. The particulars of this general principle are, however, subject to regulations still to be promulgated by the competent Swiss authorities; it will further require that the current draft corporate law bill, which proposes an overhaul of certain aspects of Swiss corporate law, be modified in the upcoming legislative process to reflect the recent change in the tax law. On March 27, 2009 the aggregate amount of par value and qualifying additional paid-in capital of Noble-Switzerland’s outstanding shares was approximately $1.4 billion and $9.3 billion, respectively. Consequently, Noble-Switzerland expects that a substantial amount of any potential future distributions may be exempt from Swiss withholding tax. For a description of how qualifying additional paid-in capital can be distributed under the Swiss Code, as in effect as of the date of this report, see “Description of Noble-Switzerland Shares — Dividends” above.
Repurchases of Shares
     Under present Swiss tax law, repurchases of shares for the purposes of capital reduction are treated as a partial liquidation subject to the 35% Swiss withholding tax. However, for shares repurchased for capital reduction, the portion of the repurchase price attributable to the par value of the shares repurchased will not be subject to the Swiss withholding tax. Beginning on January 1, 2011, subject to the adoption of implementing regulations and amendments to Swiss corporate law, the portion of the repurchase price attributable to the qualifying additional paid-in capital for Swiss statutory reporting purposes of the shares repurchased will also not be subject to the Swiss withholding tax. Noble-Switzerland would be required to withhold at such rate the tax from the difference between the repurchase price and the related amount of par value and, beginning on January 1, 2011, subject to the adoption of implementing regulations and amendments to Swiss corporate law, the related amount of qualifying additional paid-in capital. Noble-Switzerland would be required to remit on a net basis the purchase price with the Swiss withholding tax deducted to a holder of Noble-Switzerland shares and pay the withholding tax to the Swiss federal tax authorities.
     With respect to the refund of Swiss withholding tax from the repurchase of shares, see “Refund of Swiss Withholding Tax on Dividends and Other Distributions” below.

     In most instances, Swiss companies listed on the SIX Swiss Exchange (“SIX”), generally carry out share repurchase programs through a “second trading line” on the SIX. Swiss institutional investors typically purchase shares from shareholders on the open market and then sell the shares on the second trading line back to the company. The Swiss institutional investors are generally able to receive a full refund of the withholding tax. Due to, among other things, the time delay between the sale to the company and the institutional investors’ receipt of the refund, the price companies pay to repurchase their shares has generally been slightly (but less than 1.0%) higher than the price of such companies’ shares in ordinary trading on the SIX first trading line.
     We do not expect to be able to use the SIX second trading line process to repurchase Noble-Switzerland shares because we do not intend to list those shares on the SIX. If we elect to repurchase Noble-Switzerland shares, we intend to follow an alternative process whereby we expect to be able to repurchase shares in a manner that should allow Swiss institutional market participants selling the shares to us to receive a refund of the Swiss withholding tax and, therefore, accomplish the same purpose as share repurchases on the second trading line. We expect that the cost to us and such market participants would not be materially different than the cost of share repurchases on a second trading line.
     The repurchase of shares for purposes other than capital reduction, such as to retain as treasury shares for use within certain periods in connection with stock incentive plans, convertible debt or other instruments, will generally not be subject to Swiss withholding tax.
Refund of Swiss Withholding Tax on Dividends and Other Distributions
     Swiss Holders.  A Swiss tax resident, corporate or individual, can recover the withholding tax in full if such resident is the beneficial owner of the Noble-Switzerland shares at the time the dividend or other distribution becomes due and provided that such resident reports the gross distribution received on such resident’s income tax return, or in the case of an entity, includes the taxable income in such resident’s income statement.
     Non-Swiss Holders.  If the shareholder that receives a distribution from Noble-Switzerland is not a Swiss tax resident, does not hold the Noble-Switzerland shares in connection with a permanent establishment or a fixed place of business maintained in Switzerland, and resides in a country that has concluded a treaty for the avoidance of double taxation with Switzerland for which the conditions for the application and protection of and by the treaty are met, then the shareholder may be entitled to a full or partial refund of the withholding tax described above. You should note that the procedures for claiming treaty refunds (and the time frame required for obtaining a refund) may differ from country to country.
     Switzerland has entered into bilateral treaties for the avoidance of double taxation with respect to income taxes with numerous countries, including the United States, whereby under certain circumstances all or part of the withholding tax may be refunded.
     U.S. Residents.  The Swiss-U.S. tax treaty provides that U.S. residents eligible for benefits under the treaty can seek a refund of the Swiss withholding tax on dividends for the portion exceeding 15% (leading to a refund of 20%) or a 100% refund in the case of qualified pension funds.
     As a general rule, the refund will be granted under the treaty if the U.S. resident can show evidence of:
•	beneficial ownership,

•	U.S. residency, and

•	meeting the U.S.-Swiss tax treaty’s limitation on benefits requirements.
     The claim for refund must be filed with the Swiss federal tax authorities (Eigerstrasse 65, 3003 Berne, Switzerland), not later than December 31 of the third year following the year in which the dividend payments became due. The relevant Swiss tax form is Form 82C for companies, 82E for other entities and 82I for individuals. These forms can be obtained from any Swiss Consulate General in the United States or from the Swiss federal tax authorities at the address mentioned above. Each form needs to be filled out in triplicate, with each copy duly completed and signed before a notary public in the United States. You must also include evidence that the withholding tax was withheld at the source.
     Stamp Duties in Relation to the Transfer of Noble-Switzerland Shares.  The purchase or sale of Noble-Switzerland shares may be subject to Swiss federal stamp taxes on the transfer of securities irrespective of the place of residency of the purchaser or seller if the transaction takes place through or with a Swiss bank or other Swiss securities dealer, as those terms are defined in the Swiss Federal Stamp Tax Act and no exemption applies in the specific case. If a purchase or sale is not entered into through or with a Swiss bank or other Swiss securities dealer, then no stamp tax will be due. The applicable stamp tax rate is 0.075% for each of the two parties to a transaction and is calculated based on the purchase price or sale proceeds. If the transaction does not involve cash consideration, the transfer stamp duty is computed on the basis of the market value of the consideration.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

EXHIBIT
NUMBER		DESCRIPTION
2.1	—	Agreement and Plan of Merger, Reorganization and Consolidation, dated as of December 19, 2008, among Noble Corporation, Noble Corporation and Noble Cayman Acquisition Ltd. (filed as Exhibit 1.1 to Noble-Cayman’s Current Report on Form 8-K filed on December 22, 2008 and incorporated by reference herein).

2.2	—	Amendment No. 1 to Agreement and Plan of Merger, Reorganization and Consolidation, dated as of February 4, 2009, among Noble Corporation, Noble Corporation and Noble Cayman Acquisition Ltd. (filed as Exhibit 2.2 to Noble-Cayman’s Current Report on Form 8-K filed on February 4, 2009 and incorporated by reference herein).

3.1	—	Articles of Association of Noble Corporation

EXHIBIT
NUMBER		DESCRIPTION
3.2	—	By-laws of Noble Corporation.

10.1	—	Form of Indemnity Agreement.

10.2	—	Assumption Agreement, dated as of March 26, 2007, between Noble Corporation and Noble Corporation.

10.3	—	Form of Employment Agreement.

99.1	—	Press Release dated March 27, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE CORPORATION
Date: March 27, 2009	By:	/s/ Thomas L. Mitchell
Thomas L. Mitchell
Senior Vice President and Chief Financial Officer, Treasurer and Controller

INDEX TO EXHIBITS

EXHIBIT
NUMBER		DESCRIPTION
2.1	—	Agreement and Plan of Merger, Reorganization and Consolidation, dated as of December 19, 2008, among Noble Corporation, Noble Corporation and Noble Cayman Acquisition Ltd. (filed as Exhibit 1.1 to Noble-Cayman’s Current Report on Form 8-K filed on December 22, 2008 and incorporated by reference herein).

2.2	—	Amendment No. 1 to Agreement and Plan of Merger, Reorganization and Consolidation, dated as of February 4, 2009, among Noble Corporation, Noble Corporation and Noble Cayman Acquisition Ltd. (filed as Exhibit 2.2 to Noble-Cayman’s Current Report on Form 8-K filed on February 4, 2009 and incorporated by reference herein).

3.1	—	Articles of Association of Noble Corporation

3.2	—	By-laws of Noble Corporation.

10.1	—	Form of Indemnity Agreement.

10.2	—	Assumption Agreement, dated as of March 26, 2007, between Noble Corporation and Noble Corporation.

10.3	—	Form of Employment Agreement.

99.1	—	Press Release dated March 27, 2009.